Exhibit (h)(90)

FORM OF AMENDED AND RESTATED SCHEDULE A

THIS AMENDED AND RESTATED SCHEDULE A effective as of [       ], 2016 is the Schedule A to that certain Regulatory Administration Services Agreement dated as of June 1, 2003 between BNY Mellon Investment Servicing (U.S.) Inc. and The RBB Fund, Inc.

List of Portfolios

Bogle Investment Management Small Cap Growth Fund

Boston Partners All-Cap Fund

Boston Partners Small Cap Value II Fund

Boston Partners Long/Short Equity Fund

WPG Small/Micro Cap Value Fund

Schneider Small Cap Value Fund

Schneider Value Fund

Free Market U.S. Equity Fund

Free Market International Equity Fund

Free Market Fixed Income Fund

Perimeter Small Cap Growth Fund

Boston Partners Long/Short Research Fund

Boston Partners Global Equity Fund

Boston Partners International Equity Fund

Boston Partners Global Long/Short Fund

Summit Global Investments U.S. Low Volatility Equity Fund

Matson Money U.S. Equity VI Fund

Matson Money International Equity VI Fund

Matson Money Fixed Income VI Fund

Scotia Dynamic U.S. Growth Fund

Abbey Capital Futures Strategy Fund

Altair Smaller Companies Fund

Campbell Core Trend Fund

Boston Partners Emerging Markets Long/Short Fund

Campbell Core Carry Fund

Boston Partners Alpha Blue Dynamic Equity Fund

Summit Global Investments Small Cap Low Volatility Fund

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Schedule A to be executed by their officers designated below effective as of the date and year first above written.

BNY MELLON INVESTMENT SERVICING (U.S.) INC.	THE RBB FUND, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: